Exhibit 23.3

Lycopodium Minerals Pty Ltd

ABN: 34 055 880 209

Level 5, 1 Adelaide Terrace

East Perth, Western Australia 6004

Australia

PO Box 6832

East Perth, Western Australia 6892

Australia

T: +61 (0) 8 6210 5222

www.lycopodium.com.au

CONSENT

CERTIFICATE AND CONSENT

TO: Geovic Mining Corp. (the “Company”)

RE: Annual Report of the company to the United States Securities and Exchange Commission on Form 10-K

In connection with the Company’s Annual Report to the United States Securities and Exchange Commission on Form 10K for the year ended December 31, 2012, and any amendment thereto (the “Annual Report”), I, Brett Malcolm Crossley, on behalf of Lycopodium Minerals Pty Ltd (“Lycopodium”), hereby consent: (1) to the use of Lycopodium’s name in connection with references to Lycopodium’s involvement in the preparation of the technical report entitled: (i) Nkamouna and Mada Deposits, East Province, of Cameroon Africa, dated June 2, 2011 (the “Technical Report”) and to the use of the Technical Reports in the Annual Report, and (2) to the reference to me as a “Qualified Person” in accordance with the Canadian Stock Exchange “National Instrument 43-101 , Standards of Disclosure for Mineral Projects” definition in connection with the preparation of the Technical Report.

I hereby confirm that I have read the Annual Report and I have no reason to believe that there are any misrepresentations in the information contained within it that has been derived from the sections of the Technical Report for which Lycopodium was responsible (Section 14 ) or any other information that is within our knowledge as a result of the services Lycopodium performed in connection with the Technical Report.

Dated this 27th day of March 2013.

Sincerely

Lycopodium Minerals Pty Ltd

By: /s/ Brett Malcolm Crossley

Brett Malcolm Crossley